Exhibit 10.5

Execution Version

ASSET PURCHASE AGREEMENT
(El Dorado Rail Offloading Facility)
among
DELEK LOGISTICS OPERATING, LLC
as Seller
and
LION OIL COMPANY, LLC
as Buyer
Dated as of May 1, 2025
(To be Effective May 1, 2025)

    i

    ii

    iii

ASSET PURCHASE AGREEMENT
(El Dorado Rail Offloading Facility)
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of May 1, 2025, to be effective as of May 1, 2025 (the “Effective Date”), is made and entered into by and among Delek Logistics Operating, LLC, a Delaware limited liability company (the “Seller”) and Lion Oil Company, LLC (formerly known as Lion Oil Company, Inc) (“Lion” or the “Buyer”). Seller and Buyer are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, Buyer is the owner of a refinery and other related assets near El Dorado, Arkansas (the “El Dorado Refinery”);
WHEREAS, Seller acquired the Rail Offloading Facility (as that term is hereinafter defined), which is adjacent to the El Dorado Refinery pursuant to that certain Asset Purchase Agreement (El Dorado Rail Offloading Facility) dated March 31, 2015 (the “2015 Purchase Agreement”), by and among Seller, Lion, Lion Oil Trading & Transportation, LLC (“LOTT”) and, for limited purposes set forth therein, Delek US Holdings, Inc., a Delaware corporation (“Delek US”);
WHEREAS, at closing of the 2015 Purchase Agreement: (i) Seller and Lion entered into that certain Lease and Access Agreement (El Dorado Rail Offloading Facility) dated March 31, 2015 (the “Lease and Access Agreement”); (ii) Seller, LOTT and Lion entered into that certain Throughput Agreement (El Dorado Rail Offloading Facility) dated March 31, 2015 (the “Original Rail Offloading Agreement”); (iii) Seller and Lion entered into that certain Amended and Restated Site Services Agreement (El Dorado Terminal and Tankage and Rail Offloading Facility) dated March 31, 2015 (the “Site Services Agreement”); (iv) Seller, Lion and J. Christy Construction Co., Inc., an Arkansas Corporation, entered into that certain Right-of-Way and License Agreement dated March 31, 2015 (the “Right of Way Agreement”); and (v) Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”) and Lion entered into that certain that certain Amended and Restated Secondment Agreement dated March 31, 2015 (the “Secondment Agreement”);
Whereas, the Original Rail Offloading Agreement was subsequently amended and restated by that certain Amended and Restated Throughput Agreement dated December 30, 2024 by Seller and DKTS (the “First A&R Rail Offloading Agreement”), and the First A&R Rail Offloading Agreement was amended and restated by the Second Amended and Restated Throughput Agreement dated even date herewith, by Seller and DKTS (the “Second A&R Rail Offloading Agreement,” together with the Lease and Access Agreement, Site Services Agreement and Right of Way Agreement, and the Secondment Agreement, the “Original Transaction Documents”); and
WHEREAS, pursuant to the terms of this Agreement: (i) Buyer intends to purchase, and Seller intends to sell, certain assets associated with the rail facility; and (ii) the Parties intend to terminate the Original Transaction Documents at the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
1.1Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
“2015 Purchase Agreement” has the meaning set forth in the recitals.
“Action” means any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.
“Affiliate” means, with to respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner and the Partnership and its subsidiaries), including the Buyer, on the one hand, and the General Partner and the Partnership and its subsidiaries, including the Seller, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.
“Bill of Sale” has the meaning set forth in Section 4.2(b).
“Books and Records” has the meaning set forth in Section 2.2(b).

“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.
“Buyer” has the meaning set forth in the preamble.
“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer, or its Affiliates, at the Closing pursuant to Section 4.3 hereof and each other document or Contract entered into by the Buyer, or its Affiliates, in connection with this Agreement or the Closing.
“Buyer Indemnified Costs” means (a) any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that the Buyer Indemnified Parties incur and that arise out of or relate to (x) any breach of a representation, warranty or covenant of the Seller under this Agreement, or (y) any Excluded Liability, and (b) any and all Actions, Claims, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (x) a third-party claim for Special Damages or (y) the gross negligence or willful misconduct of the Seller).
“Buyer Indemnified Parties” means Buyer and its Affiliates, including Delek US, and their respective officers, directors, partners, managers, employees, consultants and Affiliated equity holders.
“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action, condemnation, audit or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Claimant” has the meaning set forth in Section 11.5.
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, binding commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Delayed Asset” has the meaning set forth in Section 7.6(a).
“Delek US” has the meaning set forth in the recitals.
“Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and the Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“DKTS” means DK Trading & Supply, LLC, successor by merger to Lion Oil Trading & Transportation, LLC.
“Effective Date” has the meaning set forth in the preamble.
“Effective Time” has the meaning set forth in Section 4.1.
“El Dorado Refinery” has the meaning set forth in the recitals.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any Permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“First A&R Rail Offloading Agreement” has the meaning set forth in the recitals.
“Fundamental Representations” has the meaning set forth in Section 8.4(a).
“General Partner” has the meaning set forth in the recitals.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Indemnified Costs” means the Buyer Indemnified Costs and the Seller Indemnified Costs, as applicable.
“Indemnified Party” means the Buyer Indemnified Parties and the Seller Indemnified Parties.
“Indemnifying Party” has the meaning set forth in Section 8.2.
“knowledge of the Buyer” or any other similar knowledge qualification, means the actual knowledge of any officer of the Buyer.
“knowledge of the Seller” or any other similar knowledge qualification, means the actual knowledge of any officer of General Partner.
“Lease and Access Agreement” has the meaning set forth in the recitals.
“Lease Termination” has the meaning set forth in Section 4.2(a).

“Lion” means Lion Oil Company, an Arkansas corporation.
“LOTT” has the meaning set forth in the recitals.
“Material Adverse Effect” means any material adverse change, circumstance, effect or condition in or relating to the Transferred Assets or the assets, financial condition, results of operations, or business of any Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in: (i) the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law); (ii) the United States or global economic conditions or financial markets in general, including any change in interest or exchange rate, tariffs, trade wars or similar matter; (iii) political, geopolitical, social or regulatory conditions (including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities, or governmental shutdown or slowdown), or any escalation or worsening of any such conditions or events; or (iv) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“North Rack Parcel” means that portion of the Premises (as such term is defined in the Lease and Access Agreement) upon which the crude oil offloading rack identified on Exhibit A-1 attached hereto and such other property utilized in connection with the operation therewith is situated.
“Offset Amounts” has the meaning set forth in Section 2.5(b).
“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.
“Original Transaction Documents” has the meaning set forth in the recitals.
“Original Rail Offloading Agreement” has the meaning set forth in the recitals.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permits” means all permits, licenses, sublicenses, certificates, approvals, consents, notices, waivers, variances, franchises, registrations, orders, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority that are related to the Transferred Asset.
“Permitted Encumbrances” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (d) any easement, right-of-way or right of access with respect to the rail lines serving the Rail Offloading Facility or the operation of locomotives and rail cars on such rail lines.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Purchase Price” has the meaning set forth in Section 2.5(a).
“Rail Offloading Facility” has the meaning set forth in Section 2.2(a).
“Rail Offloading Termination” has the meaning set forth in Section 4.2(c).
“Receiving Party Personnel” has the meaning set forth in Section 11.6(d).
“Records Period” has the meaning set forth in Section 7.5(b).
“Respondent” has the meaning set forth in Section 11.5.
“Return” means any return, claim for refund, form, election, declaration, report, statement, information statement and other document filed or required to be filed with respect to Transfer Taxes, including any schedule or attachment thereto, and including any amendments of any of the foregoing.
“Right of Way Agreement” has the meaning set forth in the recitals.
“Right of Way Release” has the meaning set forth in Section 4.2(e).
“Second A&R Rail Offloading Agreement” has the meaning set forth in the recitals.
“Secondment Agreement” has the meaning set forth in the recitals.
“Secondment Termination” has the meaning set forth in Section 4.2(f).
“Seller” has the meaning set forth in the preamble.
“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Seller, or its Affiliate, at the Closing pursuant to Section 4.2 hereof and each other document or Contract entered into by Seller, or its Affiliate, in connection with this Agreement or the Closing.
“Seller Indemnified Costs” means (a) any and all damages, losses, Claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that the Seller Indemnified Parties incur and that arise out of or relate to any breach of a representation, warranty or covenant of Buyer under this Agreement, and (b) any and all Actions, Claims, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all Special Damages (other than those that are a result of (x) a third-party claim for Special Damages or (y) the gross negligence or willful misconduct of Buyer).
“Seller Indemnified Parties” means the Seller and its Affiliates, including the Partnership, and their respective officers, directors, partners, managers, employees, consultants and Affiliated equity holders.
“Services Agreement Termination” has the meaning set forth in Section 4.2(d).
“Site Services Agreement” has the meaning set forth in the recitals.
“South Rack Parcel” means that portion of the Premises (as such term is defined in the Lease and Access Agreement) upon which the crude oil offloading rack identified on Exhibit A-2 attached hereto and such other property utilized in connection with the operation therewith is situated.
“Special Damages” means any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues.
“third-party action” has the meaning set forth in Section 8.2.
“Transfer Taxes” means (a) sales, use, transfer (including real property transfer tax), recording, documentary, stamp, value added, registration, stock transfer, transaction, and similar taxes applicable to or arising as a result of the consummation of any of the transactions contemplated by this Agreement and/or any Ancillary Documents and (b) any additions, penalties, and interest in respect thereof.
“Transferred Assets” has the meaning set forth in Section 2.2.
ARTICLE II
TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION
2.1Sale of Assets. Subject to all of the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases and acquires from the Seller, the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

2.2Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the following assets, properties and rights of the Seller, other than the Excluded Assets:
(a)all of the right, title and interest of the Seller to the rail offloading facility, including two crude oil offloading racks at the El Dorado Refinery, which racks are designed to receive up to 25,000 bpd of light crude oil or 12,000 bpd of heavy crude oil delivered by rail to the El Dorado Refinery (together with all pumps, piping and other ancillary equipment owned by the Seller necessary to allow for the direct offloading of crude oil, and gates and fencing associated with the facility, as well as certain other related assets and properties that are either located on the same parcels of real estate as those assets and properties or used in connection therewith, including the rights of the Seller under any lease, right-of-way agreement, easement or similar agreement with respect to the North Rack Parcel or the South Rack Parcel in existence on the date hereof, and used in connection with the ownership and operation of any of the other assets and properties described above, which assets include the assets listed in detail on Schedule 2.2(a) to this Agreement, the “Rail Offloading Facility”);
(b)all of the records and files related to the operation of the Transferred Assets, including, plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, tax returns and tax work papers, supplier lists, reference catalogs, surveys, engineering statements, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, data related to the Rail Offloading Facility associated with construction, inspection and operating records, any and all information necessary to meet compliance obligations with respect to Environmental Laws and any other Applicable Laws, in each case related to the Transferred Assets and existing as of the Closing Date (the “Books and Records”);
(c)all of the right, title and interest of the Seller, if any, in and to unexpired warranties and guarantees from third parties that are not Affiliates of the Seller to the extent related to the Transferred Assets, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by Seller that any such warranty remains in effect or is enforceable;
(d)all Claims and similar rights against third parties that are not Affiliates of Seller (including indemnification and contribution) to the extent related to (i) the ownership or operation of the Transferred Assets after the Effective Time or (ii) any damage to the Transferred Assets not repaired prior to the Effective Time, or any portion thereof; and
(e)all rights, titles, claims and interests of the Seller or any of its Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds, as each relates to any Transferred Assets (to the extent not applied to the Transferred Assets prior to the Closing Date).
2.3Excluded Assets. The Transferred Assets shall not include, and the Seller reserves and retains all right, title and interest in and to the following (collectively, the “Excluded Assets”):
(a)all of the Seller’s and any of its Affiliates’ right, title and interest in and to all accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities occurring in connection with and attributable to the ownership or operation of the Transferred Assets prior to the Effective Time and the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other actions or proceedings in connection therewith; and
(b)all Claims and similar rights in favor of Seller or any of its Affiliates of any kind to the extent relating to (i) the Excluded Assets or (ii) the ownership of the Transferred Assets prior to the Effective Time and not included in Section 2.2(e).
2.4No Assumption of Liabilities. Except as expressly set forth herein or in the Ancillary Documents, the Buyer shall not assume or become obligated with respect to any obligation or liability of Seller and its Affiliates of any nature whatsoever (i) as a result of the transactions contemplated by this Agreement, including any payment obligations of the Seller (A) due in respect of Permitted Encumbrances that arise prior to the Effective Time, or (B) that arise out of or relate to the Excluded Assets; (ii) arising out of or related to the ownership and use of the Transferred Assets by Seller or its Affiliates prior to the Effective Time; (iii) arising out of or relating to any Environmental Laws, to the extent relating to or resulting from facts, circumstances, conditions or events occurring or existing prior to the Effective Time with respect to the Transferred Assets and for which Buyer gives Seller written notice prior to the fifth anniversary of the Closing (all such obligations or liabilities of Seller and its Affiliates subject to such exclusions, collectively, the “Excluded Liabilities”).
2.5Consideration.
(a)The aggregate consideration to be paid by the Buyer for the Transferred Assets shall be Twenty Five Million Dollars ($25,000,000) (the “Purchase Price”).
(b)The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the accounts specified by the Seller; provided that, in the event the Closing does not occur on or before January 7, 2026, the Seller shall have the right to offset an amount equal to the Purchase Price against any amounts owed by Seller or its Affiliates, on the one hand, to the Buyer or its Affiliates, on the other hand (such amounts offset by the Seller, the “Offset Amounts”). Any Offset Amount can be applied by the Seller, in its sole discretion, by providing written notice of the amount to be offset to the Buyer.
ARTICLE III
CONDITIONS TO CLOSING
3.1Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:
(a)The representations and warranties of Buyer set forth in ARTICLE VI shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, except for such breaches, if any, as would not individually have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 3.1(a) and the Material Adverse Effect qualification contained in this Section 3.1(a) shall apply in lieu thereof);
(b)Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Buyer under this Agreement prior to or on the Closing Date;

(c)No suit, action or other proceeding by any Governmental Authority seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
(d)Buyer shall have delivered to Seller duly executed, and as applicable acknowledged, counterparts to the Buyer Ancillary Documents; and
(e)Buyer shall be ready, willing and able to pay the Purchase Price.
3.2Conditions of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction on or prior to Closing of each of the following conditions:
(a)The representations and warranties of Seller set forth in Article V shall be true and correct as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date, except for such breaches, if any, as would not individually have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 3.2(a) and the Material Adverse Effect qualification contained in this Section 3.2(a) shall apply in lieu thereof);
(b)Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;
(c)No suit, action or other proceeding by any Governmental Authority seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
(d)Seller shall have delivered to Buyer duly executed, and as applicable acknowledged, counterparts to the Seller Ancillary Documents; and
(e)Between the Effective Date and Closing Date, no event or events shall have occurred that, individually or in the aggregate, with or without the lapse of time, constitute, or would reasonably be expected to result in, a Material Adverse Effect.
ARTICLE IV
CLOSING
4.1Closing. The closing of the transactions contemplated hereby (the “Closing”) shall, unless otherwise agreed to in writing by the Parties, take place on January 1, 2026 or such other date on which the Parties may agree to in writing (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m., Nashville, Tennessee time, on the Closing Date (the “Effective Time”).
4.2Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a)A counterpart to a termination agreement terminating the Lease and Access Agreement in the form mutually agreed upon by Seller and the Buyer (the “Lease Termination”), duly executed by Seller.
(b)A bill of sale and assignment in the form mutually agreed upon by the Parties (the “Bill of Sale”), duly executed by the Seller.
(c)A counterpart of a termination agreement terminating the Second A&R Rail Offloading Agreement in the form mutually agreed upon by the Parties (the “Rail Offloading Termination”), duly executed by Seller.
(d)A counterpart of a termination agreement terminating the Site Services Agreement in the form mutually agreed upon by the Seller and the Buyer (the “Services Agreement Termination”), duly executed by Seller.
(e)A counterpart to a release of the Right of Way Agreement in the form mutually agreed upon by the Parties (the “Right of Way Release”), duly executed by Seller.
(f)A counterpart to a termination agreement terminating the Secondment Agreement in the form mutually agreed upon by the Parties (the “Secondment Termination”), duly executed by General Partner.
(g)Evidence in form and substance reasonably satisfactory to the Buyer of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances.
(h)A valid IRS Form W-9 duly completed and executed by Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, by Seller’s regarded owner).
4.3Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller the following:
(a)The Purchase Price as provided in Section 2.5(a).
(b)A counterpart to the Lease Termination, duly executed by the Buyer.
(c)A counterpart to the Bill of Sale, duly executed by the Buyer.
(d)A counterpart to the Rail Offloading Termination, duly executed by the Buyer and DKTS.
(e)A counterpart to the Services Agreement Termination, duly executed by the Buyer.
(f)A counterpart to the Right of Way Release, duly executed by the Buyer.
(g)A counterpart to the Secondment Termination, duly executed by the Buyer.
4.4Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the personal property taxes due for the Transferred Assets for the year in which Closing occurs shall be prorated between the Buyer, on the one hand, and the Seller, on the other hand, effective as of the Effective Time with the Seller being responsible for amounts related to the period prior to but excluding the Effective

Time and the Buyer being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
4.5Reimbursement. If the Buyer, on the one hand, or the Seller, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid following the receipt of notice and reasonable supporting documentation thereof. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto. Any amount payable pursuant to this Section 4.5 shall be made by wire transfer of immediately available funds to the account specified by Buyer or Seller, as applicable.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Buyer that as of the date of this Agreement and as of the Closing Date:
5.1Organization. The Seller is a limited liability company, duly formed, validly existing and in good standing under the Applicable Laws of the State of Delaware. The Seller is duly authorized to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Seller has the requisite limited liability company power and authority necessary to carry on its business and to own and use the Transferred Assets owned or operated by it.
5.2Authorization. The Seller has full limited liability company power and authority to execute, deliver and perform this Agreement and any Seller Ancillary Documents to which Seller is a party. The execution, delivery and performance by the Seller of this Agreement and the Seller Ancillary Documents and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and each Seller Ancillary Document executed or to be executed by the Seller has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
5.3No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Seller of this Agreement and the Seller Ancillary Documents to which Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of Seller’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or similar governing documents, (b) violate in any material respect any Applicable Law to which Seller is subject or to which any Transferred Asset is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract (oral or written) to which Seller is a party or by which Seller is bound that relates to the Transferred Assets, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. No Consents are required in connection with the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.
5.4Absence of Litigation. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller or any of its Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or the Transferred Assets or which, if adversely determined, would reasonably be expected to materially impair the ability of the Seller to perform Seller’s obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
5.5Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, being contemplated by, or, to the knowledge of the Seller, threatened, against the Seller.
5.6Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Seller or its Affiliates who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
5.7Title to Transferred Assets.
(a)The Seller has good and valid title to the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)There has not been granted to any Person, and no Person possesses, any right of first refusal to purchase any of the Transferred Assets, except pursuant to this Agreement.
5.8Permits. The Seller has all material Permits necessary for Seller’s operation of the Transferred Assets at the location and in the manner operated by Seller as of the date hereof. The Seller is in material compliance with all Permits, all such Permits are in full force and effect, and there is no Action pending or, to the knowledge of the Seller, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification thereof.
5.9Condition of Transferred Assets; Sufficiency of Transferred Assets. The Transferred Assets are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.
5.10Compliance with Applicable Law. Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to the Transferred Assets, including their operation, the Seller is and has been in compliance with all, and, to the knowledge of the Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Laws (other than Environmental Laws) during Seller’s ownership of the Transferred Assets. To the knowledge of the Seller, the Seller has disclosed to the Buyer in writing prior to the execution hereof all investigations or notices of any material violations of any Applicable Laws (other than Environmental Laws) received by the Seller or its Affiliates related to the Transferred Assets within the last five years.
5.11Compliance with Environmental Law. Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to the Transferred Assets, including their operation, the Seller is and has been in compliance with all, and, to the knowledge of the Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, applicable Environmental Laws during Seller’s ownership of the Transferred Assets. To the knowledge of the Seller, the Seller has disclosed to the Buyer in writing prior to the execution hereof all investigations or notices of any material violations of any Environmental Laws received by the Seller or its Affiliates related to the Transferred Assets within the last five years.
5.12WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS AND EXCEPT FOR FRAUD, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (II) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (III) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE TRANSFERRED ASSETS OR THEIR OPERATION WITH ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS AND EXCEPT FOR FRAUD, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION 5.12. THIS SECTION 5.12 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 5.12 HAVE BEEN NEGOTIATED BY THE PARTIES, AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW

OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT FOR FRAUD OR AS SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date:
6.1Organization. Buyer is a limited liability company duly formed and validly existing and in good standing under the Applicable Laws of the State of Arkansas. Buyer is duly authorized to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Buyer has the requisite limited liability company power and authority necessary to carry on its business and to own and use the Transferred Assets.
6.2Authorization. The Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement and any Buyer Ancillary Documents to which Buyer is a party. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each Buyer Ancillary Document executed or to be executed by the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against Buyer in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
6.3No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which Buyer is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of the Buyer’s certificate of formation, limited liability company agreement or similar governing documents, (b) violate in any material respect any Applicable Law to which the Buyer is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract (oral or written) to which the Buyer is a party or by which Buyer is bound that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. No Consents are required in connection with the execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
6.4Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

6.5Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer or its Affiliates who is entitled to receive from the Seller any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
7.1Additional Agreements. Subject to the terms and conditions of this Agreement and the Ancillary Documents, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.
7.2Further Assurances. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Following the Closing, the Buyer and the Seller agree to remit to the other Party or its Affiliates, as applicable, with reasonable promptness, any payments, rebates, bills or other correspondence received on or in respect of, or otherwise relevant to the other Party or its Affiliates including, with respect to the Buyer, the Transferred Assets or, with respect to the Seller, the Excluded Assets.
7.3Cooperation on Tax Matters. Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of the Seller for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
7.4Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other Disputes involving any of the Parties hereto (other than in connection with Disputes between the Parties).
7.5Retention of and Access to Books and Records.
(a)As promptly as practicable and in any event before 30 days after the Closing Date, the Seller will deliver or cause to be delivered to the Buyer, the Books and Records that are in the possession or control of the Seller or its Affiliates.
(b)For the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the “Records Period”), the Buyer agrees to afford the Seller and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records to the extent relating to the ownership, management or administration of the Transferred Assets prior to the Effective Time at no cost to the Seller or its Affiliates (other than for reasonable out-of-pocket expenses); provided, that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, the Buyer agrees to provide the Seller and its Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting the Seller and its Affiliates (a) in complying with the Seller’s obligations under this Agreement, (b) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (c) in owning or operating the Excluded Assets, (d) in preparing tax returns, (e) in responding to or disputing any tax audit, (f) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or (g) in asserting, defending or otherwise dealing with any third party claim or dispute by or against the Seller or its Affiliates relating to the Transferred Assets.
7.6Delayed Assets.
(a)Notwithstanding anything herein to the contrary, any Transferred Asset, the assignment, transfer, conveyance or delivery of which to the Buyer without a Consent would constitute a breach or other contravention of law or the terms of such Transferred Asset (a “Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to the Buyer until such time as such Consent is obtained, at which time such Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of the Buyer or the Seller.
(b)Until such time as such Consent is obtained, (i) each Party (and its applicable subsidiaries and Affiliates) shall use its commercially reasonable efforts to obtain the relevant Consent; provided, that no Party shall be required to pay any monies or give any other consideration in order to obtain any such Consents, (ii) the Seller shall endeavor to provide the Buyer with the benefits under each Delayed Asset as if such Delayed Asset had been assigned to the Buyer (including by means of any subcontracting, sublicensing or subleasing arrangement), to the extent such is permitted under the applicable Delayed Assets, (iii) the Seller shall promptly pay over to the Buyer or its subsidiaries payments received by the Seller after the Closing in respect of all Delayed Assets, and (iv) the Buyer shall be responsible for the liabilities of the Seller with respect to such Delayed Asset. Notwithstanding any other provision in this Agreement to the contrary, following the assignment, transfer, conveyance and delivery of any Delayed Asset, the applicable Delayed Asset shall be treated for all purposes of this Agreement as a Transferred Asset.
(c)Buyer hereby agrees that the failure to obtain any such Consent referred to in this Section 7.6 or the failure of any such Delayed Asset to constitute a Transferred Asset or any circumstances resulting therefrom shall not constitute a breach by the Seller of any representation, warranty, covenant or agreement under this Agreement; provided, however, that any breach by the Seller of its covenants in this Section 7.6 may constitute a breach under this Agreement. Nothing in this Section 7.6 shall be deemed to constitute an agreement to exclude from the Transferred Assets any such Delayed Asset.
7.7Operation of the Transferred Assets. From and after the Effective Date and until the Closing, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall: (i) operate, maintain and administer the Transferred Assets in the ordinary course of business consistent with Seller’s past practice; (ii) not take or omit to take any action that would reasonably be expected to result in a material and adverse impact on the condition, operation, title, value or use of the Transferred Assets; (iii) not sell, assign, abandon, lease, license or otherwise transfer any Transferred Asset; (iv) not permit or incur any Encumbrance on the Transferred Assets unless such Encumbrance is a Permitted Encumbrance; (v) not cancel, reduce, or fail to maintain in full force and effect any insurance coverage applicable to the Transferred Assets existing as of the Effective Date, except to the extent such coverage is replaced with coverage of equal or greater scope and amount; (vi) promptly notify Buyer of any material casualty loss or emergency with respect to the Transferred Assets and of any written notice to or from any third party given or received by Seller with respect to any material Action, curtailment, or claim of breach or termination with respect to any Transferred Asset; and (vii) not settle any pending or threatened Actions for amounts in excess of $100,000 individually and $250,000 in the aggregate (in each case, net of insurance recoveries).
7.8Transfer Taxes. Seller and Buyer shall each be responsible for and pay 50% of any Transfer Taxes arising out of the transfer of the Transferred Assets pursuant to this Agreement. The party responsible under Applicable Law for the filing of such Returns shall prepare and file all such Returns with the applicable Governmental Authority. If Buyer (or any Affiliate of Buyer) or Seller (or any Affiliate of Seller) is required by Applicable Law to pay any portion of such Transfer Taxes that is the responsibility of the other party pursuant to the first sentence of this Section 7.8, then the responsible party shall promptly (but no later than within 10 Business Days of delivery of the written request from the other party for reimbursement) reimburse the other party for the portion of such Transfer Taxes that such party is responsible for pursuant to this Section 7.8. Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize such Transfer Taxes.
ARTICLE VIII
INDEMNIFICATION
8.1Indemnification of Buyer and Sellers. From and after the Closing and subject to the provisions of this Article VIII, (i) the Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, that for purposes of this Section 8.1, any breach of Seller’s or Buyer’s representations and warranties or failure to comply with any covenant or agreement and the amount of any Buyer Indemnified Costs or Seller Indemnified Costs, as applicable, arising from a breach thereof shall be determined without giving effect to any qualification as to materiality or Material Adverse Effect. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents.
8.2Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article VIII unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
(a)The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(b)The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;
(c)The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and
(d)The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
8.3Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 8.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
8.4Limitations. The following provisions of this Section 8.4 shall limit the indemnification obligations hereunder:
(a)The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VIII unless a written claim for indemnification in accordance with Section 8.2 or Section 8.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Nashville, Tennessee time, on or prior to the first anniversary of the Closing Date; provided, however, that written claims for indemnification (i)

for Indemnified Costs arising out of (x) a breach of any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.6, 5.7, 6.1, 6.2, 6.3 and 6.5 (the “Fundamental Representations”) or (y) an Excluded Liability may be made at any time, and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the expiration of such covenant according to its terms.
(b)An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VIII until the amount of all such Indemnified Costs exceeds, in the aggregate, $125,000, in which event Indemnifying Party shall pay or be liable for all such Indemnified Costs from the first dollar. The aggregate liability of an Indemnifying Party under this Article VIII shall not exceed $3,750,000. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of (i) a breach of any Fundamental Representations or (ii) an Excluded Liability.
(c)Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Buyer’s and the other Buyer Indemnified Parties’ and the Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article VIII. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of the Seller to the Buyer Indemnified Parties on the one hand, or the Buyer to the Seller Indemnified Parties on the other hand, pursuant to this Article VIII shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of the Seller or the Buyer, respectively, hereunder.
8.5Tax Related Adjustments. The Seller and the Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their tax returns as an adjustment to the Purchase Price.
8.6Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.
ARTICLE IX
TERMINATION
9.1Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of the Buyer and the Seller;
(b)(i) by the Seller, if the Seller is not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.1, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 3.2, (B) cannot be or has not been cured within 15 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have used its commercially reasonable efforts to have such order, decree, ruling or other action vacated.
9.2Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) for the provisions of Section 2.5(b) relating to Offset Amounts, Sections 5.6 and 6.5 relating to broker’s fees and finder’s fees, Article XI, Article XII, and this Section 9.2 and (b) that no such termination shall relieve either Party from any liability or damages arising out of a willful breach or fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available in equity or at law.
ARTICLE X
GUARANTY TERMINATION
10.1Limited Guaranty by Delek US. Effective as of the Closing, the Parties acknowledge and agree that: (i) the guaranty provided by Delek US pursuant to Article VIII of the 2015 Purchase Agreement is hereby terminated in its entirety; and (ii) Delek US shall have no further liability or obligations whatsoever under or in connection with such guaranty.
ARTICLE XI
MISCELLANEOUS
11.1Expenses. Except as provided in Section 4.4 of this Agreement or as provided in the Ancillary Documents, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby and by the Ancillary Documents shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, the Seller shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the General Partner in connection with this Agreement and the transactions contemplated herein. Except as this Agreement otherwise provides, the Seller, on the one hand, and the Buyer, on the other, shall each be responsible for 50% of the payment of the aggregate costs associated with obtaining the consents, approvals or authorizations necessary to effect the transfer of the Transferred Assets to the Buyer as contemplated herein.
11.2Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail. All notices will be addressed to the Parties at the respective addresses as follows:
if to the Buyer:

Lion Oil Company, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: EVP and Chief Financial Officer

with a copy, which shall not constitute notice, to:

Lion Oil Company, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Legal Department
Email: legalnotices@delekus.com

if to the Seller:
Delek Logistics Operating, LLC
c/o Delek Logistics GP, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: EVP, DKL

with a copy, which shall not constitute notice, to:

Delek Logistics Operating, LLC
c/o Delek Logistics GP, LLC
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Legal Department
Email: legalnotices@delekus.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
11.3Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.4Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
11.5Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of the Seller, the Buyer or any of their Affiliates and (ii) have not less than seven years’ experience of in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. The Seller, the Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages in favor of Seller, on one hand (except to the extent such Special Damages (a) are awarded to a third-party or (b) are the result of the gross negligence or willful misconduct of the Buyer), or Buyer, on the other hand (except to the extent such Special Damages (x) are awarded to a third-party or (y) are the result of the gross negligence or willful misconduct of the Seller).
11.6Confidentiality.
(a)Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 11.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)Required Disclosure. Notwithstanding Section 11.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 11.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)Survival. The obligation of confidentiality under this Section 11.6 shall survive the termination of this Agreement for a period of two years.
11.7Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VIII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
11.8Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.
11.9Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
11.10Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

11.11Integration. This Agreement and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents.
11.12Amendment; Waiver. This Agreement may be amended only in a writing signed by all Parties and approved by the conflicts committee of the board of directors of the General Partner. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
11.13Survival of Representations and Warranties and Covenants. The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Nashville, Tennessee time, on the first anniversary of the Closing Date, and the covenants set forth in this Agreement shall survive until fully performed in accordance with their terms; provided, however, that (a) any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 8.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated and (b) the Fundamental Representations shall survive indefinitely.
ARTICLE XII
INTERPRETATION
12.1Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
(c)a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;
(e)the term “cost” includes expense and the term “expense” includes cost;
(f)the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(g)the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
(h)any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(i)currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(j)unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(k)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and
(l)if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
12.2References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.
SELLER:
DELEK LOGISTICS OPERATING, LLC

By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: EVP, DKL

    [Signature Page to Asset Purchase Agreement]

SELLER:
DELEK LOGISTICS OPERATING, LLC

By: /s/ Robert Wright
Name: Robert Wright
Title: SVP and Deputy Chief Financial Officer

    [Signature Page to Asset Purchase Agreement]

BUYER:
LION OIL COMPANY, LLC

By: /s/ Mark Hobbs
Name: Mark Hobbs
Title: EVP and Chief Financial Officer

    [Signature Page to Asset Purchase Agreement]

BUYER:
LION OIL COMPANY, LLC

By: /s/ Joseph Israel
Name: Joseph Israel
Title: EVP, President Refining and Renewables
    [Signature Page to Asset Purchase Agreement]